Exhibit 99.1

PRESS RELEASE

Tranzyme Pharma Announces Third Quarter 2011 Financial Results

RESEARCH TRIANGLE PARK, NC (November 10, 2011) - Tranzyme Pharma (NASDAQ: TZYM), a late-stage biopharmaceutical company focused on discovering, developing and commercializing novel, first-in-class small molecule therapeutics for the treatment of acute (hospital‑based) and chronic gastrointestinal (GI) motility disorders today announced its financial results for the third quarter ended September 30, 2011.

“We continued to successfully advance our two late-stage development programs during the third quarter, setting the stage for a series of exciting milestones throughout 2012. We're very pleased with the solid progress enrolling patients in our two Phase 3 pivotal trials for ulimorelin being evaluated for accelerating GI recovery after surgery. We are on target to announce top-line data during the first half of 2012," said Vipin Garg, PhD, President and CEO of Tranzyme Pharma. "In addition, as we recently announced, we have initiated dosing in our Phase 2b trial for TZP-102 for diabetic gastroparesis and we remain on track to release top-line results of this study by year-end 2012.”

Recent Highlights and Developments

TZP-102 Phase 2b Trial Initiation

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In October 2011, Tranzyme announced the dosing of its first patient in a Phase 2b, 12-week trial of its first-in-class, oral, GI motility drug candidate, TZP-102. The trial will be conducted in patients suffering from diabetic gastroparesis, a chronic and often life-altering GI condition affecting both type 1 and type 2 diabetic patients. The Company expects to dose approximately 200 patients in the U.S. and Europe across three treatment arms: 10mg or 20mg doses of TZP-102 or placebo. Top line data is expected by year-end 2012.

Senior Management and Board Appointments

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In October 2011, Franck Rousseau, M.D. joined Tranzyme in the newly created position of Chief Medical Officer. Dr. Rousseau will oversee the development of Tranzyme's clinical and preclinical programs. He joins Tranzyme from Gilead Sciences where he most recently served as Therapeutic Area Head and Vice President Hepatic Diseases, and oversaw the clinical development for several drugs which ultimately received global marketing approval.

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In August 2011, Brent Bankosky joined Tranzyme as Vice President, Business Development. Mr. Bankosky will be responsible for furthering the partnerships and licensing of ulimorelin and TZP-102, and Tranzyme's proprietary drug discovery technology (MATCH™). Prior to joining Tranzyme, Mr. Bankosky was Senior Director, Global Licensing and Business Development with Takeda Pharmaceuticals International, Inc.

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In September 2011, Tranzyme appointed George Abercrombie, R.Ph., M.B.A. to its Board of Directors and to serve on its Nominating and Corporate Governance Committee. Mr. Abercrombie served as President and Chief Executive Officer at Hoffmann-La Roche Inc. from 2001-2009 where he was responsible for leading the North American Pharmaceuticals Operations. Before joining Roche, he was Senior Vice President of U.S. commercial operations at Glaxo Wellcome.

Bristol-Myers Squibb Collaboration Extension

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Tranzyme recently announced the extension of its chemistry-based drug discovery collaboration with Bristol-Myers Squibb Company to discover, develop and commercialize novel macrocyclic compounds directed against targets of interest to Bristol-Myers Squibb. The collaboration, originally established in December 2009 for a period of two years, has been extended by Bristol-Myers Squibb for an additional six month term to June 2012.

Select Third Quarter 2011 Financial Results

Total revenue for the third quarter of 2011 was $2.6 million compared to $2.3 million in the same period last year. The increase was due primarily to an increase in reimbursable expenses from the Company's collaboration agreement with Bristol-Myers Squibb. Research and development expenses were $7.0 million in the third quarter 2011 as compared to $2.4 million for the same period in 2010. The increase during the period reflects costs associated with the two Phase 3 pivotal trials for ulimorelin and the Phase 2b clinical trial for TZP-102. General and administrative expenses were $1.7 million in the third quarter 2011 versus $1.0 million in the same period last year, reflecting increased expenses relating to pre-commercialization activities. The Company reported a consolidated net loss of $6.4 million compared to $1.5 million for the third quarter 2010.

Conference Call Details

The Company will host a conference call on Friday, November 11, 2011 at 8:30 A.M. ET to discuss its third quarter 2011 financial results and present information concerning its business and strategies. To participate in the live call, please dial (877) 670-9784 (U.S. and Canada) or (970) 315-0430 (international), five to ten minutes prior to the start of the call. A live audio webcast will also be available in the “Investors” section of the Tranzyme Pharma website, www.tranzyme.com.

A replay of the conference call will be available beginning November 11, 2011 at 11:30 A.M. ET and ending on November 18, 2011. Investors may listen to the replay by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), with the passcode 19011644. The webcast will also be archived for on-demand listening for 30 days at www.tranzyme.com.

About Tranzyme Pharma

Tranzyme Pharma is a late-stage biopharmaceutical company focused on discovering, developing and commercializing novel, mechanism-based therapeutics for the treatment of upper gastrointestinal (GI) motility disorders. While approximately 20 percent of adults worldwide are affected by these persistent and recurring conditions which disrupt the normal movement of food throughout the GI tract, currently there are a limited number of safe and effective treatment options. Tranzyme is developing an intravenous drug, ulimorelin, for patients in acute (hospital-based) settings, as well as an oral drug (TZP-102) for chronic conditions. Ulimorelin is currently in Phase 3 clinical trials and TZP-102 is currently in Phase 2b clinical trials. Together these product candidates target a significant underserved market. By leveraging its proprietary drug discovery technology, Tranzyme is committed to pursuing first-in-class medicines to address areas of significant unmet medical needs.

Forward-Looking Statements

Statements in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, which are usually identified by the use of words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of such words or similar expressions. We intend these forward-looking statements, including without limitation, those statements relating to expected patient enrollment numbers, geography and dosages and the expected release date for clinical trial data, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks related to enrollment and successful completion of our trials, risk of unforeseen side effects, risks related to our collaborations and risks related to regulatory approval of new drug candidates. Further information on these and other factors that could affect the company's financial results is contained in our public filings with the Securities and Exchange Commission (SEC) from time to time, including our Form 10-Q which was filed with the SEC on August 11, 2011, and subsequent filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Tables Follow

Tranzyme, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Licensing and royalty revenue	$1,740	$1,893	$5,511	$4,157
Research revenue	906	375	2,445	1,451
Total revenue	2,646	2,268	7,956	5,608
Operating expenses:
Research and development	6,975	2,374	17,157	7,704
General and administrative	1,659	1,019	3,915	2,863
Total operating expenses	8,634	3,393	21,072	10,567
Operating loss	(5,988)	(1,125)	(13,116)	(4,959)
Interest expense, net	(393)	(350)	(1,212)	(1,095)
Other income (expense), net	(33)	(53)	142	(104)
Net loss	$(6,414)	$(1,528)	$(14,186)	$(6,158)
Net loss per share-basic and diluted	$(0.26)	$(10.90)	$(0.89)	$(43.93)
Shares used to compute net loss per share-basic and diluted	24,558,845	140,192	15,974,316	140,192

Tranzyme, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$49,706	$17,373
Accounts receivable, net	1,503	1,006
Investment tax credits receivable	337	348
Prepaid expenses and other assets	1,830	497
Total current assets	53,376	19,224
Investment tax credits receivable	369	—
Deferred offering costs	—	1,068
Furniture, fixtures and equipment, net	1,142	1,302
Total assets	$54,887	$21,594
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	2,309	806
Accrued liabilities	1,331	1,165
Current portion of deferred revenue	5,574	7,243
Current portion of notes payable	4,646	1,854
Total current liabilities	13,860	11,068
Warrant liability	—	271
Deferred revenue, less current portion	1,394	5,050
Notes payable, less current portion	7,427	10,951
Other long-term liabilities	158	193
Total liabilities	22,839	27,533
Total stockholders' equity	32,048	(5,939)
Total liabilities and stockholders' equity	$54,887	$21,594

Corporate Inquiries:
Susan Sharpe
Corporate Communications Manager
(919) 313-4761
ssharpe@tranzyme.com

Investor Inquiries:
David Carey
Lazar Partners, Ltd.
(212) 867-1768
dcarey@lazarpartners.com